[EPICEPT LETTERHEAD]
September 24, 2012

Re: Reset Offer

Dear Security Holder:

We are pleased to offer to you the opportunity to reprice all of the shares of Series A and B 0% Convertible Preferred Stock (collectively, the “Preferred Stock”) and Common Stock Purchase Warrants (“Warrants”) held by you. Reference is made to those certain Securities Purchase Agreements (collectively, the “Agreements”), dated February 8, 2012 and March 28, 2012, by and between EpiCept Corporation (the “Company”) and you, pursuant to which the Preferred Stock and Warrants were issued. The shares of Preferred Stock, Warrants and exercise of the shares underlying the Warrants (“Warrant Shares”) have been registered for sale pursuant to a registration statement on Form S-1 (File No. 333-160571) (the “Registration Statement”). The Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future.

In consideration for exercising in full the Warrants (collectively 8,132,353 Warrant Shares) (the “Warrant Exercise”), the Company hereby offers you a reduced exercise price of $0.10 and an irrevocable and permanent reduced Conversion Price (as defined in the Agreement) on all of the Preferred Stock (1,301 shares) of $0.08, subject to adjustment therein. Expressly subject to the paragraph immediately following this paragraph below, you may accept this offer by signing this letter below, with such acceptance constituting your exercise in full of the Warrants for an aggregate exercise price of $813,235.30 (the “Warrants Exercise Price”). Upon receipt of the Warrants Exercise Price, the Company shall cause the Conversion Price of all of the shares of Preferred Stock held by you to be reduced, without any further action by you or the Company, to $0.08, subject to adjustment therein. As part of accepting this offer, you are not required to convert any of your Preferred Stock. Additionally, in order to facilitate the exercise of the Warrants, the Company agrees to hereby increase the Beneficial Ownership Limitation in Section 2(e) of the Warrants to 9.9%.

In implementation of the foregoing, the parties hereto agree that the full Warrant Exercise would result in you or any of your affiliates owning in excess of the Beneficial Ownership Limiation, as amended above. Accordingly, you shall initially receive, and the Company shall initially issue, 7,800,000 shares of Common Stock such that your beneficial ownership in the Company’s common stock is less than the Beneficial Ownership Limitation. After such initial issuance, within 2 business days written notice from you that your beneficial ownership of the common stock of the Company is such that the the balance of the 332,353 shares issuable in the Warrant Exercise (“Remaining Balance”) may be issued without exceeding the Beneficial Ownership Limitation, the Company shall issue such Remaining Balance to you. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) of the Warrants to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation therein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

On or before 1:00 a.m. Eastern Time on the business day immediately following the date hereof, the Company shall issue a press release disclosing the material terms hereunder, and on or before 8:30 a.m. Eastern Time on the business day immediately following the date the Company receives the Warrants Exercise Price, the Company shall have filed a prospectus supplement to the registration statement registering the exercise of the Warrants and disclosing the terms of this offer and an amendment to the Certificates of Designation reflecting the new Conversion Price. Copies of such supplement and certificates of amendment are attached to this letter. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Preferred Stock (when converted) and Warrants shall be issued free of any legends or restrictions on resale by you and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 2 business days of the date the Company receives the Warrants Exercise Price (or, with respect to shares in that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 business days of the date the Company is notified by you that your ownership is less than the Beneficial Ownership Limitation). The terms of the Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

To accept this offer, you must counter execute this letter agreement and return the fully executed agreement to the Company at (914) 606-3501, attn.: Robert W. Cook, Interim President & CEO.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

EPICEPT CORPORATION

By:
Name:
Title:

Wire Instructions:

Accepted and Agreed to:

By:
Name:
Title:

DTC Instructions: